Exhibit 10.1

DISTRIBUTION REINVESTMENT PLAN

DISTRIBUTION REINVESTMENT PLAN

ATLAS GROWTH PARTNERS, L.P.

EFFECTIVE AS OF APRIL 5, 2016

Atlas Growth Partners, L.P., a Delaware limited partnership (the “Partnership”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Partnership, Anthem Securities, Inc. (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”), in each case as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate. Any purchaser of Class A Common Units of the Partnership (“Class A Common Units”) or Class T Common Units of the Partnership (“Class T Common Units,” and, collectively with the “Class A Common Units,” the “Common Units”) may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Common Units or by delivering a completed and executed authorized form to the Administrator, which can be obtained from the Administrator. Any unitholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Common Units owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Common Units to be subject to participation in the Plan.

2. Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Partnership with respect to Common Units of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Common Units will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean (a) those cash or other distributions designated as Excluded Distributions by the general partner of the Partnership and (b) any distribution and unitholder servicing fee payable to the Dealer Manager with respect to Class T Common Units.

3. General Terms of Plan Investments.

(a) The Partnership initially intends to offer Class A Common Units pursuant to the Plan at a price equal to 93.00% of the primary offering price of the Class A Common Units, regardless of the price per unit paid by the Participant for the Common Units in respect of which the Distributions are paid. Purchases of Class A Common Units will be made directly from the Partnership and shall be made in Class A Common Units, i.e., distributions paid on Class A Common Units and Class T Common Units, as applicable, will be used to purchase Class A Common Units. A unitholder may not participate in the Plan through distribution channels that would be eligible to purchase Class A Common Units in the public offering of Common Units pursuant to the Partnership’s prospectus outside of the Plan at prices below $9.30 per unit. From time to time, the Partnership may reset the purchase price of a Class A Common Unit to an amount that it determines to be the fair market value of such Common Unit.

(b) Sales commissions will not be paid for the Class A Common Units purchased pursuant to the Plan.

(c) Dealer Manager fees will not be paid for the Class A Common Units purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account, which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Class A Common Units are made on behalf of such Participant.

(e) Distributions shall be invested in Class A Common Units by the Administrator promptly following the payment date with respect to such Distributions to the extent Class A Common Units are available for purchase under the Plan. If sufficient Class A Common Units are not available, any such funds that have not been invested in Class A Common Units within thirty (30) days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Partnership and will become property of the Partnership.

(f) Participants may acquire fractional Class A Common Units, computed to four decimal places, so that 100% of the Distributions will be used to acquire Class A Common Units. The ownership of the Class A Common Units shall be reflected on the books of Partnership or its transfer agent.

4. Absence of Liability. The Partnership, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Class A Common Units or any change in the value of the Class A Common Units acquired for the Participant’s account. The Partnership, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability. Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Common Units. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Partnership’s prospectus for the Participant’s initial purchase of Common Units.

6. Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Class A Common Units purchased and the per unit purchase price for such Class A Common Units pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Common Units becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Partnership or the Administrator at least annually.

7. Taxes. Participants in the Plan will be treated as receiving the cash distributions that they would have received if they had elected not to participate in the Plan. Class A Common Units received under the Plan will have a holding period beginning on the day after purchase under the Plan, and a U.S. federal income tax basis equal to their cost, which will equal the gross amount of the deemed distribution. In addition, participants in the Plan will be treated as receiving taxable income in an amount by which the value of the Class A Common Units received under the Plan exceed $9.30 per unit or the then applicable purchase price.

8. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Common Units on a national securities exchange, a Participant’s transfer of Common Units will terminate participation in the Plan with respect to such transferred Common Units as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Common Units in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c) Notwithstanding Section 8(a) and (b) above, the Plan shall automatically terminate at the time when the Common Units are listed on a national securities exchange.

9. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan. In this regard, no commissions will be paid to broker-dealers for Participants’ purchases in the Plan.

10. Amendment to or Suspension or Termination of the Plan.

(a) Except for Section 8(a) of this Plan, which shall not be amended prior to a listing of the Common Units on a national securities exchange, the terms and conditions of this Plan may be amended by the Partnership at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Partnership may suspend or terminate the Plan itself, at any time.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Class A Common Units. Any future Distributions with respect to such former Participant’s Class A Common Units made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

11. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Delaware.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Administrator, c/o DST Systems, Inc., 333 W. 11th Street, Kansas City, MO 64105 or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator or by providing the relevant information in a press release or a report filed by the Partnership with the Securities and Exchange Commission. Each Participant shall notify the Administrator promptly in writing of any changes of address.

13. No Certificates. The ownership of the Common Units will be in book entry form.

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